EXHIBIT 10.1

CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE

     THIS CONFIDENTIAL SEVERANCE AGREEMENT AND GENERAL RELEASE (hereinafter “Agreement”) is made and entered into by and between Harry Davoody (hereinafter “Davoody”) on the one hand, and Mindspeed Technologies, Inc. (hereinafter referred to as “Mindspeed”), on the other hand, as a result of the combination of Mindspeed’s Multi-Service Access and Business Internetworking business units into a single business unit.

RECITALS

1. Davoody represents to Mindspeed that he is signing this Agreement voluntarily and with a full understanding of, and agreement with, all of its terms, for the purpose of settling in full any and all claims he has against Mindspeed.

2. Davoody represents, understands and agrees that he is subject to the Employment Agreement regarding the Company’s Proprietary Information, which he executed in connection with his employment with Mindspeed, and that the provisions which survive his employment are enforceable and remain in full force and effect. Davoody represents, as a material inducement to Mindspeed to enter into this Agreement, that he has not and will not disclose, use or misappropriate any confidential, proprietary or trade secret information of Mindspeed to the press, customers, analysts, investors, or competitors including but not limited to ***. This representation includes but is not limited to product roadmaps, customer lists, design wins, and employee lists. Mindspeed acknowledges that Davoody’s employment with one of these companies, in and of itself, will not constitute disclosure. Davoody further represents that he has fulfilled his ethical, legal and professional responsibilities to Mindspeed, that he has not at any time known or been complicit in any corporate or individual action taken in anything other than the best interest of Mindspeed shareholders, and that he is not aware of any material liabilities, obligations, or noncompliance with legal requirements (including, but not limited to, noncompliance with the Sarbanes-Oxley Act or any applicable financial reporting or securities regulations), that he has not, as of the date of this Agreement, brought to the attention of Mindspeed. Davoody further agrees to cooperate fully in the transition of matters under his responsibility for the next 80 days, and to make himself reasonably available either in person or by telephone to answer questions or assist in such transitions.

3. Davoody agrees not to solicit or assist any other company or person in soliciting any Mindspeed employee to leave COMPANY and join another company for a period of eighteen (18) months after Davoody’s Termination Date, January 31, 2006, as referenced in paragraph 6 of this Agreement.

*** Certain confidential portions of this Exhibit have been omitted pursuant to a request for confidential treatment. Omitted portions have been filed separately with the Securities and Exchange Commission.

4. During the period of the salary continuation and unpaid leave of absence running through January 31, 2006, as described in paragraph 6 below, Davoody agrees not to work directly in a division or unit of one of the following companies directly competing with Mindspeed in the Voice-over IP semiconductor product area: ***. Davoody can join one of these Voice-over IP competitor companies in parts of their operations that do not directly involve Voice-over IP markets and technologies, including a Chief Executive Officer, Chief Operating Officer, or “Group” executive role with responsibility for multiple business units, provided that the terms of paragraph 2 above are fully honored.

5. Mindspeed accepts Davoody’s decision to leave the company in light of the combination of Mindspeed’s Multi-Service Access and Business Internetworking business units into a single business unit. Mindspeed and Davoody mutually agree to effect a thoughtful and professional business transition. In reliance on Mindspeed’s representations and releases in this Agreement, Davoody agrees to provide short-term assistance to Mindspeed by working in the position of Senior Vice President, Analog Product Strategy where he will work with Mindspeed executives, and other staff as necessary, on next generation product line strategy for Mindspeed’s family of High Performance Analog components. This assignment will begin on June 9, 2004 and is expected to run through September 30, 2004. Should this assignment end prior to September 30, 2004, the balance of the time through September 30, 2004 will be treated as severance pay and added to the provisions of paragraph 6 below.

6. In reliance on Davoody’s representations and releases in this Agreement, Mindspeed will provide Davoody with severance pay at Davoody’s current salary level of $5,769.231 per week for ten months beginning on September 30, 2004, paid according to the company’s bi-weekly payroll schedule. Payments to Davoody will continue through July 30, 2005, when Davoody’s last check for the remaining balance due on the severance pay will be paid along with all accrued, unused vacation. Davoody will receive credit for an additional 80 hours of vacation on September 30, 2004. During the period of continued severance payments, Davoody’s medical, dental, vision, life insurance, and financial planning coverage will continue. Davoody will be able to complete his participation in the current ESPP purchase period, if enrolled, but will not be able to enroll in any additional purchase periods. Participation in Mindspeed’s Long Term Disability Insurance coverage ends on September 30, 2004. Davoody will retain use of the apartment leased by Mindspeed for his use through September 30, 2004. Davoody is to leave the keys to the apartment with Brad Yates on or before September 30, 2004. Mindspeed will transfer title to the automobile purchased by Mindspeed for Davoody’s use on or before September 30, 2004. Mindspeed will also pay for the costs, if any, associated with terminating Davoody’s apartment rental agreement, the shipment of his personal goods back to his home in Dallas, Texas or, alternatively, a North American based location of his next employer, and temporary self-storage of relocated goods up to a maximum of $500. Mindspeed will also pay for coach airfare for Davoody and his spouse from Orange County, California to Dallas, Texas or alternatively, a North American based location of his next employer. All 2004 year-to-date relocation expenses, as of September 30, 2004, including expenses for Davoody’s apartment

*** Certain confidential portions of this Exhibit have been omitted pursuant to a request for confidential treatment. Omitted portions have been filed separately with the Securities and Exchange Commission.

rental and transfer of car title, other than department of motor vehicles registration fees, title fees, and sales taxes, if any, will be fully grossed up for tax purposes. Mindspeed agrees to forgive the unearned portion of Davoody’s sign-on bonus and any relocation payments Davoody has incurred as of September 30, 2004, pursuant to his offer of employment from Mindspeed, dated December 12, 2002. Following the conclusion of the severance payments, Davoody will be placed on unpaid leave through January 31, 2006, during which time he will not accrue further pay, vacation or other compensation. During the period on unpaid leave, Davoody’s medical, dental, vision, life insurance, and financial planning coverage will continue. During Davoody’s leave of absence, all options grants will continue to vest. Upon the termination of Davoody’s employment on January 31, 2006 (the Termination Date), all stock options which have been granted to Davoody under any of Conexant’s or Mindspeed’s stock option plans and which are not vested as of the Termination Date shall immediately expire and shall not be exercisable under any circumstances. All options which vest on or before the Termination Date shall be exercisable under the terms of the individual grants, and shall expire on such date if they have not been exercised by such date. Additionally, Mindspeed will provide Davoody with outplacement assistance at Mindspeed’s expense through Right Management Consultants, at a Right Management office location that is convenient to Davoody. The payments detailed above in paragraphs 5 and 6 will be referred to collectively as the “Settlement Sum,” and the parties hereto agree that the Settlement Sum provides Davoody with full recompense for any and all claims for severance payments, lost or unpaid wages, benefits, damages, interest, stock or stock options, and any other claim related to Davoody’s employment or to the separation of such employment.

7. Davoody agrees that he is not entitled to receive, and will not claim, any additional right, benefit, payment or compensation, including but not limited to, any claim for wages, benefits, damages, interest, attorneys fees and costs, other than what is expressly set forth in Paragraph 6 above, and hereby expressly waives any right to additional rights, benefits, payments or compensation. Davoody further acknowledges that Mindspeed makes this Agreement without any admission of liability, and agrees, to the extent permissible by law, that he will not defame, disparage or make allegations against Mindspeed with regard to the company, its prospects, market positions, products, product roadmaps, executives and other employees, core technologies, or any other aspect of its business, whether to the press, employees, customers, analysts, investors or otherwise, based upon or relating to his employment with Mindspeed. Davoody also acknowledges that his agreements in this paragraph are material to Mindspeed, and should Davoody make such allegations during the consideration of this agreement, Mindspeed shall have the right to summarily withdraw this agreement in its entirety. For their part, the specific Mindspeed executives aware of this Agreement, Raouf Halim, Brad Yates, and Simon Biddiscombe, agree not to defame, disparage or make allegations against Davoody, whether to the press, employees, customers, analysts, investors or otherwise, based upon or relating to matters released herein, or furthermore to knowingly allow other Mindspeed employees to defame or disparage Davoody. Davoody should direct all prospective employment inquiries or requests for employment references to either Raouf Halim or to Brad Yates.

8. In exchange for the Settlement Sum provided Davoody in paragraphs 5 and 6 above,

Davoody agrees to, and by signing this Agreement does, waive and release all claims (known and unknown) which he might otherwise have had against Mindspeed and each of its past and present employees, officers, directors, agents, representatives, attorneys, insurers, related entities, assigns, successors, and predecessors of Mindspeed, and all persons acting by, through, under or in concert with any of them (collectively, the “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including back wages, and attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contract, express or implied (including but not limited to any contract of employment, partnership, independent contractor, fiduciary, special or confidential relationship); any covenant of good faith and fair dealing (express or implied); any tort, including fraud and deceit, negligent misrepresentation, promise without intent to perform, conversion, breach of fiduciary duty, defamation, libel, slander, invasion of privacy, negligence, intentional or negligent infliction of emotional distress, malicious prosecution, abuse of process, intentional or negligent interference with prospective economic advantage, and conspiracy; any “wrongful discharge” and “constructive discharge” claims; any claims relating to any breach of public policy; any violations or breaches of corporate by-laws; any legal restrictions on Mindspeed’s right to terminate employees or take other employment actions; or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C. §§ 1981 et seq. (discrimination); (3) 29 U.S.C. §§ 621-634 (age discrimination); (4) the California Fair Employment and Housing Act (discrimination in employment and/or housing, including race, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, or age), Cal. Gov’t. Code §§ 12900 et seq.; (5) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (6) Sections 503 and 504 of the Rehabilitation Act of 1973 (handicap discrimination); (7) California Labor Code Sections 200, et seq. (claims for wages, late payment of wages, vacation pay, penalties, etc.); (8) California Industrial Welfare Commission Orders (minimum wage, overtime, etc.); (9) Labor Code Sections 970, et seq. (misrepresentation of employment conditions); (10) 18 U.S.C. §§1513-1514A (retaliation); (11) Labor Code Sections 1050-1057 (false statements); (12) Civil Code Sections 44 et seq. (libel and slander); (13) Labor Code § 1050 (defamation); (14) California Labor Code Section 432.5 (agreement to illegal terms of employment); (15) the Family Medical Leave Act and (16) the California Family Rights Act; (collectively “Claim” or “Claims”) arising prior to the execution of this Agreement.

9. Davoody understands and expressly agrees that this release of claims extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present, or future, arising from or attributable to Davoody’s employment with Mindspeed, up to and including the execution of this Agreement. This includes claims that Davoody may have under any federal, state, or local laws or regulations. Davoody expressly acknowledges that this Agreement is intended to include all claims that Davoody does not know or suspect to exist in his favor at the time of Davoody’s signature on the agreement, and that this agreement will extinguish any such claims. This release includes a waiver of any and all rights granted to

Davoody under Section 1542 of the California Civil Code (or similar rights granted under other federal, state, or local law or regulation) which reads as:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

10. This Agreement contains all of the terms, promises, representations, and understandings made between the parties. Davoody agrees that no promises, representations, or inducements have been made to him which caused him to sign this Agreement other than those which are expressly set forth above in paragraphs 5 and 6 above.

11. Davoody understands that Mindspeed will have to include this Agreement in certain SEC filings. Other than these SEC filings, Mindspeed represents and agrees that, with the exception of any civil judicial action where disclosure of this Agreement is ordered by the court, where required by a government taxing authority, or where disclosure is compelled by law or government audit, Mindspeed will keep the nature, terms and existence of the Agreement and the Confidential Settlement Sum strictly confidential, and that Mindspeed has not and will not disclose, discuss, or reveal any information concerning the nature, terms and existence of the Agreement and the Confidential Settlement Sum to any outside person, entity, or organization, except as may be required by law. Davoody, for his part, represents and agrees that, with the exception of any civil judicial action where disclosure of this Agreement is ordered by the court, where required by a government taxing authority, or where disclosure is compelled by law or government audit, or as a pre-condition of future employment, he has and will keep the nature, terms and existence of the Agreement and the Confidential Settlement Sum strictly confidential, and that he has not and will not disclose, discuss, or reveal any information concerning the nature, terms and existence of the Agreement and the Confidential Settlement Sum to any other person, entity, or organization, except that Davoody may disclose this information to his legal counsel, spouse, and professional accountant. Davoody is to advise Brad Yates or Raouf Halim, executives of Mindspeed, of any need to make the existence of this Agreement known to a prospective employer, and he is to limit disclosure of the Agreement only to its existence and not to its actual terms. Davoody is also to advise Mindspeed of any request or demand for disclosure in any civil judicial action immediately upon learning of it so Mindspeed will be afforded a full opportunity to intervene, to object and to take any other action necessary to protect the confidentiality of this Agreement and the Confidential Settlement Sum.

12. Davoody acknowledges that he has been advised to carefully consider all of the provisions in this Agreement before signing it. Davoody represents, acknowledges and agrees that he has fully discussed all aspects of this Agreement with his attorneys to the full extent he so desired; that Davoody has carefully read and fully understands all of the provisions of this Agreement; that Davoody has taken as much time as he needs for full consideration of this Agreement; that Davoody fully understands that this Agreement releases all of his claims, both known and unknown, against the Releasees; that Davoody is voluntarily entering into this

Agreement; and that Davoody has the capacity to enter into this Agreement.

13. Davoody understands that he has a period of twenty-one (21) days to review and consider his release of his claims of age discrimination under the Age Discrimination in Employment Act (“ADEA”) before signing the Agreement. Davoody further understands that he may use as much or as little of this twenty-one (21) day period as he wishes to prior to signing this Agreement. Davoody also understands that after he signs this Agreement he is given seven (7) days within which to revoke the portion of the agreement releasing his claims under the ADEA. Such revocation, to be valid, must be in writing and received by Mindspeed within the seven (7) day revocation period.

14. Davoody represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement not set forth in this Agreement made by Mindspeed, the Releasees, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement.

15. This Agreement shall not in any way be construed as an admission by Mindspeed that it has acted wrongfully with respect to Davoody or any other person, or that Davoody or any other person has any rights whatsoever against Mindspeed. Mindspeed specifically disclaims any liability to or wrongful acts against Davoody or any other person, on the part of itself, its agents or its employees, past or present. In the same way, his Agreement shall not in any way be construed as an admission by Davoody that he acted wrongfully with respect to Mindspeed or any other person, or that Mindspeed or any other person has any rights whatsoever against Davoody. Davoody specifically disclaims any liability to or wrongful acts against Mindspeed or any other person, on the part of itself, its agents or its employees, past or present.

16. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable. This Agreement shall survive the termination of any arrangements contained herein.

17. This Agreement is made and entered into in the State of California, and shall in all respects be interpreted, enforced and governed by and under the laws of the State of California.

18. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter of this Agreement. This Agreement may not be modified, waived, rescinded or amended in any manner, except by a writing executed by all parties to the Agreement which clearly and specifically modifies, waives, rescinds or amends this Agreement.

19. This Agreement shall be binding upon Davoody and Mindspeed, and upon their respective heirs, successors, administrators, representatives, executors, and assigns, and shall inure to the benefit of each respective party and the other Releasees and their related heirs, entities, assigns, representatives, and administrators.

20. Davoody represents and warrants that he has not heretofore assigned or otherwise transferred or subrogated, or purported to assign, transfer or subrogate, to any person or entity, any Claim or portion thereof, or interest therein he may have against the Releasees, and he agrees to assist the Releasees in defending themselves from and against any and all liability, loss, demands, claims, and damages incurred by the Releasees as the result of any person or entity asserting any such right, assignment, transfer or subrogation.

21. This Agreement may be executed in one or more counterparts, any one of which shall be deemed to be the original even if the others are not produced.

22. Each party has had the opportunity to revise, comment upon and redraft this Agreement. Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party. This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against any one party and in favor of the other.

23. The parties hereto, without further consideration, shall execute and deliver such other documents and take such other action as may be necessary to achieve the objectives of this Agreement.

     PLEASE READ CAREFULLY. THIS CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Dated: July 1, 2004	By:	/s/ Harry Davoody

Harry Davoody

MINDSPEED, INC.

Dated: July 1, 2004		/s/ Raouf Halim

Raouf Halim

7